Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT OR THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

CYCLO THERAPEUTICS, INC.

Warrant for the Purchase of Shares
of Common Stock

Original Issue Date: October 20, 2023

FOR VALUE RECEIVED, CYCLO THERAPEUTICS, INC., a Florida corporation (the “Company”), hereby certifies that [________] or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company, at any time or from time to time commencing on the Original Issue Date (as defined below) and expiring at 5:00 P.M., New York City time, on October 20, 2027 (the “Expiration Date”) [__________] ([________]), fully paid and non-assessable shares of common stock, par value $0.0001 per share, of the Company (the “Warrant Shares”) for a per share exercise price equal to $0.95 (the “Per Share Warrant Price”). The Per Share Warrant Price is subject to adjustment as hereinafter provided. Capitalized terms used and not otherwise defined in this Warrant shall have the meanings specified in Section 8, unless the context otherwise requires.

1.         Series of Warrants. This Warrant is one of a series of similar warrants issued pursuant to that certain Securities Purchase Agreement dated October 20, 2023, by and among the Company and the purchasers identified therein.

2.         Exercise of Warrant.

(a)         This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the Original Issue Date and expiring at 5:00 P.M., New York City time, on the Expiration Date, by delivery of this Warrant (with the Exercise Notice at the end of this Warrant duly executed) to the Company at the address set forth in Section 9 hereof, together with cash payment of the Per Share Warrant Price multiplied by the number of Warrant Shares to which such exercise relates.

(b)         If this Warrant is exercised in part, the Company will deliver to the Holder within ten Trading Days of the date such Holder delivers to the Company this Warrant and an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise, a new Warrant covering the Warrant Shares which have not been exercised. By the expiration of the third Trading Day following the Holder's delivery of a Warrant, together with an Exercise Notice and the payment of the aggregate Per Share Warrant Price for such exercise, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined by reference to the closing sales price of the Common Stock on the date of the Exercise Notice), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c)         If, by the third Trading Day after the date that the Holder delivers an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise, the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 2(b), then the Holder will have the right to rescind such exercise.

(d)         If, by the third Trading Day after the date that the Holder delivers an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise (the “Warrant Share Delivery Date”), the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 2(b), and if after the Warrant Share Delivery Date and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(e)         In addition to any other remedy available to the Holder, if the Company fails for any reason to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or the Holder rescinds such exercise.

(f)          Notwithstanding any other provision of this Warrant, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such exercise, the Holder (together with the Holder’s Affiliates (as defined in the Exchange Act), and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, would beneficially own in excess of 49% of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining, nonexercised portion of this Warrant. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

3.         Certain Adjustments. The Per Share Warrant Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 3.

(a)         If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Per Share Warrant Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)         If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another person, (2) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (3) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then thereafter this Warrant shall represent the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as the Holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if this Warrant had been exercised, immediately prior to such Fundamental Transaction, as to the total number of Warrant Shares then issuable upon exercise (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Per Share Warrant Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Per Share Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's option and request, any successor to the Company or surviving entity (and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the Holders of Common Stock are entitled to receive as a result of such Fundamental Transaction) in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Per Share Warrant Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity (and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the Holders of Common Stock are entitled to receive as a result of such Fundamental Transaction) to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)         Simultaneously with any adjustment to the Per Share Warrant Price pursuant to Section 3(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Per Share Warrant Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Per Share Warrant Price in effect immediately prior to such adjustment.

(d)         All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(e)         Upon the occurrence of each adjustment pursuant to this Section 3, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Per Share Warrant Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company's transfer agent.

4.         Fully Paid Stock; Taxes.

The Company agrees that the shares of Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.

5.         Investment Intent; Restrictions on Transferability.

(a)         The Holder represents, by accepting this Warrant that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. Certificates representing Warrant Shares may, for so long as required in accordance with applicable securities laws, bear the restrictive legend set forth on the first page hereof. The Holder understands that the Holder must bear the economic risk of such Holder's investment in this Warrant and any Warrant Shares or other securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such Warrant Shares or other securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, or an exemption from such registration is available.

(b)         The Holder, by such Holder's acceptance of this Warrant, represents to the Company that such Holder is acquiring this Warrant and will acquire any Warrant Shares or other securities obtainable upon exercise of this Warrant for such Holder's own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Holder agrees that this Warrant and any such Warrant Shares or other securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act.

6.         Loss, Theft, Destruction or Mutilation of Warrant.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder, a new Warrant of like date, tenor and denomination.

7.         Warrant Holder Not Stockholder.

This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

8.         Definitions.

In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

“Business Day” shall mean any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, for which the Warrant is exercisable and any securities into which such Common Stock may hereafter be classified.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day on which the Common Stock is traded in the over-the-counter market, as reported by The Nasdaq Stock Market (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not then listed or quoted, then Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company.

“Warrant” shall mean this Warrant, and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants.

9.         Communication.

All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, via a national recognized overnight mail delivery service, or by facsimile (provided the sender receives a machine-generated confirmation of successful transmission), if to the Company, to:

If to the Company:

Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B
Gainesville, Florida 32653
Attn: Chief Executive Officer

If to the Holder of this Warrant to such Holder at the address listed on the records of the Company.

10.         Reservation of Warrant Shares.

The Company shall at all times prior to the Expiration Date use commercially reasonable efforts to have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal.

11.         Headings; Severability.

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof. In case anyone or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

12.         Applicable Law.

This Warrant shall be governed by and construed in accordance with the law of the State of Florida without giving effect to the principles of conflicts of law thereof.

13.         Specific Performance.

The Company agrees that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any obligation contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.         Amendment, Waiver, etc.

Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly signed by its Chief Executive Officer as of the Original Issue Date first above referenced.

CYCLO THERAPEUTICS, INC.

By:
Name: N. Scott Fine
Title: Chief Executive Officer

ASSIGNMENT

FOR VALUE RECEIVED ____________________ hereby sells, assigns and transfers unto ______________________the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint ______________________, attorney, to transfer said Warrant on the books of Cyclo Therapeutics, Inc.

Dated:______________	Signature:_____________________

Address:______________________

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED ________________ hereby assigns and transfers unto ________________ the right to purchase ____________ shares of the common stock, par value $0.0001 per share, of Cyclo Therapeutics, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ___________________________, attorney, to transfer that part of said Warrant on the books of Cyclo Therapeutics, Inc.

Dated:______________	Signature:_____________________

Address:______________________

EXERCISE NOTICE

The undersigned hereby elects to purchase _____________ shares of Common Stock of Cyclo Therapeutics, Inc. pursuant to the attached Warrant, and encloses herewith $ ___________ in cash, certified or official bank check or checks or other immediately available funds, which sum represents the aggregate Per Share Warrant Price for the number of shares of Common Stock to which this Exercise Notice relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name)

(Please insert social security or tax identification number)

(Please address)